Exhibit 10.6

Addendum No.1 to the LNGRV Vessel Time Charter Party

in respect of DSME Hull No. 2237 named LNGRV “Excelerate”

This Addendum No.1 (“the Addendum”) to the LNGRV TIME CHARTER PARTY is entered into on this 9th Dec. 05, by and between EXCELERATE NV, a Belgian corporation (the “Owner”), and EXCELERATE ENERGY LIMITED PARTNERSHIP, a Texas limited partnership (the “Charterer”).

RECITALS:

WHEREAS a LNG VESSEL TIME CHARTER PARTY (the “Charter”) was entered into on 29th June, 2004, by and between Exmar Marine NV as owner and the Charterer;.

WHEREAS the rights and obligations of Exmar Marine NV under the Charter were assigned and novated to Excelerate NV with effect from 30th December 2004;

WHEREAS the Owner and the Charterer wish to amend Clause 47 of the Charter,

IT HAS BEEN AGREED between Owner and Charterer that,

1.                                      Amendment of Clause 47: Clause 47 of the Charter shall be fully deleted and replaced by the following Clause:

“47               Ownership and Confidentiality of Technology.

47.1                        Ownership and Confidentiality

As used herein, “LNGRV Confidential Information” means the Regasification Technology.  It is expressly agreed that all intellectual property rights related to the LNGRV and the Regasification Technology, including any intellectual property rights developed by or for either party as a result of this Charter or any of its related agreements, shall be or shall remain the sole and exclusive property of Charterer.  Owner agrees to execute all appropriate papers and documents and to perform all lawful acts that may be necessary or appropriate to vest title in such intellectual property rights in Charterer.  Owner also agrees to cooperate with Charterer, at Charterer’s expense, to obtain and enforce valid patent rights on any inventions that may be included in such intellectual property rights.  Owner understands and agrees that all LNGRV Confidential Information disclosed or made available to Owner by Charterer or its subsidiaries, affiliates, or representatives will be kept confidential by Owner and will not be used for any other purpose than fulfilling its obligations under this Charter.  Access to such information shall be restricted by Owner to those officers and employees of Owner who (i) have a reasonable need to know the same in connection with the purposes set forth in this Charter, and (ii) have been informed of the restrictions on use and disclosure.  LNGRV Confidential Information may be disclosed by Owner to Daewoo or any other third party only under the terms of a Confidentiality Agreement of a form approved in advance by Charterer.  Such Confidentiality Agreement will restrict the

Excelerate	Addendum N°1 to TIME CHARTER

disclosure of LNGRV Confidential Information to individuals with a reasonable need to know such information and who are otherwise acceptable to Charterer.  The restrictions on use and disclosure of LNGRV Confidential Information in this Article 47 shall not apply to such information as Owner can show has been published or otherwise is readily available to the general public, without any obligation of confidentiality, through no fault of Owner or its officers or employees.

The provisions of the Technology License Agreement (“the Agreement”) dated 15 December 2003 and made between Excelerate Energy Limited Partnership and Exmar LNG Investments Limited (except clause 11 thereof) (exc(excep shall be deemed to form part of this Charter and to be binding on the parties hereto as if the aforementioned Agreement (except clause 11 thereof) was originally entered into by the Owner and the Charterer.

In the case of any inconsistency between the provisions of the Agreement and the first paragraph of this section, the Agreement (except clause 11 thereof) shall prevail to the extent of such inconsistency but no further.

Improvements to Regasification Technology.  .

To the extent not prohibited by any third-party agreement governing the use of improvements to Regasification Technology developed or acquired by Owner or any Affiliate of Owner, (i) Charterer shall, during the term of the Charter, have a non-exclusive, worldwide, fully paid-up, irrevocable license to use such improvements with respect to the Vessel and Owner shall inform Charterer promptly of any such improvements and (ii) Charterer shall, at Charterer’s expense, have the right to require Owner to install, implement or otherwise utilize such improvements on the Vessel.

The provisions of the Technology License Agreement (“the Agreement”) dated 15 December 2003 and made between Excelerate Energy Limited Partnership and Exmar LNG Investments Limited (except clause 11 thereof) shall be deemed to form part of this Charter and to be binding on the parties hereto as if the aforementioned Agreement (except clause 11 thereof) was originally entered into by the Owner and the Charterer.

In the case of any inconsistency between the provisions of the Agreement and the first paragraph of this section, the Agreement (except clause 11 thereof) shall prevail to the extent of such inconsistency but no further.

47.2                        Exceptions to Non-disclosure.

(a)         The restrictions on use and disclosure of LNGRV Confidential Information shall not apply to such specific information as Owner can show:

(i)                         at the time of the proposed use or disclosure by Owner, previously had been published (except publication of any patent applications of Charterer or its Affiliates) or otherwise was readily available to the general public, without any obligation of confidentiality and through no fault of Owner; or

(ii)                      at the time of the proposed use or disclosure by Owner, was disclosed to Owner by a third party in lawful possession of such information without any obligation of confidentiality; or

(iii)                   is known to Owner, prior to disclosure thereof by Charterer.

(b)         Any publication, availability to the general public, disclosure by a third party, or independent development of information that is more general than the LNGRV Confidential Information shall not release Owner from its obligations of confidentiality or nonuse with respect to the more specific portions of the LNGRV Confidential Information.  Similarly, the publication, availability to the general public, disclosure by a third party, or independent development of individual steps of a process or elements of a device or apparatus shall not release Owner from its obligations of confidentiality and nonuse with respect to combinations of steps or elements contained in the LNGRV Confidential Information unless the specific combination itself has been published, made available to the general public, disclosed by a third party, or independently developed. As mentioned above in section 47.2(a)(i), publication of any patent applications of Charterer shall not relieve Owner of its obligations of nondisclosure and non-use.”

2.                                      Miscellaneous.  All other terms and conditions of the Charter remain in full force and effect.  All words used in capitals in this Addendum shall have the same definition as conferred to them in the Charter.
In case of any discrepancy or conflict between the terms of this Addendum and the Charter, the terms of the present Addendum shall prevail.

3.                                      Ratification.  Owner and Charterer hereby ratify all the terms and conditions of the Charter, as amended by this Addendum.

4.                                      Governing Law and Arbitration.  The provisions of Section 49 of the Charter shall apply with equal force to this Addendum.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized representatives as of Dec. 9th, 2005.

EXCELERATE NV		EXCELERATE ENERGY LIMITED
PARTNERSHIP

By:	/s/ [illegible]	By:	/s/ Jonathan W. Cook
Jonathan W. Cook
	Attorney-in-fact		Vice-President